Filed Pursuant to Rule 433
Registration Statement No. 333-132626
Boston Scientific Corporation
Terms and Conditions — 5 and 10 Year Fixed Rate Notes

	5-Year	10-Year

Issuer	Boston Scientific Corporation	Boston Scientific Corporation

Note Type	Senior Notes	Senior Notes

Form of Offering	SEC Registered	SEC Registered

	BBB+ (Stable) S&P	BBB+ (Stable) S&P
	BBB (Stable) Fitch	BBB (Stable) Fitch
Ratings	Baa3 (Stable) Moody’s	Baa3 (Stable) Moody’s

Principal Amount	$600,000,000	$600,000,000

Trade Date	June 6, 2006	June 6, 2006

Settlement Date (T + 3)	June 9, 2006	June 9, 2006

Maturity Date	June 15, 2011	June 15, 2016

Coupon	6.000% per annum	6.400% per annum

Yield	6.021% per annum	6.452% per annum

Price to Public	99.909%	99.619%

Spread	Plus 108 bps	Plus 145 bps

Benchmark Treasury	4.875% UST due 5/11	5.125% UST due 5/16

Benchmark Yield	4.941%	5.002%

Net Proceeds to Company (before expenses)	$595,854,000	$593,814,000

Coupon Dates	Semi-annually on the 15th of June and December	Semi-annually on the 15th of June and December

First Coupon Date	December 15, 2006	December 15, 2006

	5-Year	10-Year

	The greater of:	The greater of:

	•100% of the principal amount of the notes to be redeemed, or	•100% of the principal amount of the notes to be redeemed, or

Optional Redemption	•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points for the 2011 notes, plus, in each case, accrued and unpaid interest on the notes to the redemption date.	•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points for the 2016 notes, plus, in each case, accrued and unpaid interest on the notes to the redemption date.

Day Count Basis	30/360	30/360

Minimum Denominations	US$1,000 and integral multiples of US$1,000 in excess of such amount	US$1,000 and integral multiples of US$1,000 in excess of such amount

	Merrill Lynch, Pierce, Fenner & Smith Incorporated	Merrill Lynch, Pierce, Fenner & Smith Incorporated
	Banc of America Securities LLC	Banc of America Securities LLC
Joint Bookrunners	Bear, Stearns & Co. Inc.	Bear, Stearns & Co. Inc.
	Deutsche Bank Securities Inc.	Deutsche Bank Securities Inc.
	Wachovia Capital Markets, LLC	Wachovia Capital Markets, LLC
Co-Managers	ABN AMRO Incorporated	ABN AMRO Incorporated
	Lazard Capital Markets LLC	Lazard Capital Markets LLC
	BNP Paribas Securities Corp.	BNP Paribas Securities Corp.
	Greenwich Capital Markets, Inc.	Greenwich Capital Markets, Inc.
	J.P. Morgan Securities Inc.	J.P. Morgan Securities Inc.
	Daiwa Securities America Inc.	Daiwa Securities America Inc.
	UBS Securities LLC	UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(866) 718-1649 (INSTITUTIONAL INVESTORS) OR 1-(800) 584-6837 (RETAIL INVESTORS).
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.